Exhibit 23.1

KPMG LLP Suite 1100 4655 Executive Drive San Diego, CA 92121-3132

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 30, 2026, with respect to the consolidated financial statements of AEON Biopharma, Inc., incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

San Diego, California
July 13, 2026